ROSS MILLER Secretary of State 204 North Carson Ste, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov	Filed in the office of	Document Number 20100466402-55
	/s/ Ross Miller	Filing Date and Time 06/25/2010 4:01 PM
	Ross Miler Secretary of State State of Nevada	Entity Number E0028502006-2

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.    Name of corporation:

Coronado Corp.

2.    The articles have been amended as follows: (provide article numbers, if available)

The Capital Stock shall consist of 100,000,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power, and 200,000,000 shares of preferred stock, $0.001 par value. To the fullest extent permitted by the laws of the of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 54.1% [Initialed D.S.]

4. Effective date and time of filings: (optional)

 (must not be later than 90 days after the certificate is filed)

5.    Signatures: (required)

/s/ Donald Sharpe
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After